UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): December 27, 2006

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 27 and 29, 2006, we entered into Bridge Loan Agreements and issued 6% Secured Promissory Notes Due May 26, 2007 to six accredited institutional investors in exchange for gross proceeds of $1,550,000. The Notes are secured by a Stock Interest and Pledge Agreement for all the shares of our wholly-owned subsidiary Neah Power Systems, Inc., a Washington corporation, which also executed a Security Interest Agreement granting the buyers of the notes a security interest in substantially all of its assets including pending and issued patents. Early repayment would be triggered by debt or equity financing in excess of a total of $2 million. In addition, our president Paul Abramowitz and largest stockholder Summit Trading Ltd. pledged an aggregate of 3 million shares of our common stock to further secure the debt. Palladium Capitol Advisors LLC served as exclusive Placement Agent on the transaction.

Forms of the agreements and notes are attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 3.02       Unregistered Sales of Equity Securities.

On December 27, 2006, as consideration for the financing described in Item 1.01 above, we issued the buyers an aggregate of 500,000 shares of our common stock. We also issued five-year warrants to purchase up to 81,579 additional shares of our common stock at $1.33 per share. The buyers were granted customary piggyback registration rights. In connection with the offer and sale of the securities to the buyers, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On December 29, 2006, we issued a press release regarding the bridge financing described above, a copy of which is furnished as Exhibit 99.1 hereto.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Form of Bridge Loan Agreement
10.2	Form of 6% Secured Promissory Note Due May 26, 2007
99.1	Press release dated December 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Date: December 29, 2006	By:	/s/ David M. Barnes
David M. Barnes Chief Financial Officer